Exhibit 10.1

SECOND AMENDED AND RESTATED
EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT
THIS SECOND AMENDED AND RESTATED EXPENSE SUPPORT AND CONDITIONAL REIMBURSEMENT AGREEMENT (the "Agreement") is made the 16th day of December, 2015 by and between CῙON Investment Corporation, a Maryland corporation (the "Company"), Apollo Investment Management, L.P., a Delaware limited partnership ("Apollo"), and ICON Investment Group, LLC, a Delaware limited liability company ("IIG" and, together with Apollo, the "Supporters" ).
WHEREAS, the Company is a non-diversified, closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940, as amended (the "1940 Act");
WHEREAS, CῙON Investment Management, LLC (the "Adviser") is the Company's investment adviser and is a subsidiary of IIG;
WHEREAS, Apollo is the Company's sub-adviser (the "Sub-Adviser");
WHEREAS, the Company and the Supporters have determined that it is appropriate and in the best interests of the Company to reduce the Company's operating expenses until the Company has achieved economies of scale sufficient to ensure that it bears a reasonable level of expense in relation to its investment income (the "Operating Expense Objective");
WHEREAS, the Company and the Supporters have determined that it is appropriate and in the best interests of the Company to endeavor to ensure that no portion of distributions made to the Company's shareholders will be paid from the Company's offering proceeds or borrowings (the "Distribution Objective"); and
WHEREAS, the Company and IIG previously entered into an Expense Support and Conditional Reimbursement Agreement, dated as of January 30, 2013, as amended and restated by the Amended and Restated Expense Support and Conditional Reimbursement Agreement, dated as of December 13, 2013, as amended by Amendment No. 1 thereto, dated as of January 16, 2015, and the Company and IIG desire to amend and restate such agreement in its entirety for purposes of adding Apollo as a party to the Agreement and extending the termination date set forth in Section 3.2(i) thereof.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:
1.	IIG and Sub-Adviser Expense Payments to the Company.
1.1 Commencing with the quarter ended December 31, 2012 until December 31, 2015, IIG shall reimburse the Company's operating expenses in an amount sufficient to meet the Operating Expense Objective and/or the Distribution Objective.  Commencing with the quarter starting January 1, 2016, and on a quarterly basis thereafter, IIG and Sub-Adviser each hereby agrees to reimburse to the Company 50% of all operating expenses in an amount sufficient to meet the Operating Expense Objective and/or the Distribution Objective. Any payments required to be made by IIG or Sub-Adviser pursuant to this paragraph shall be referred to herein as an "Expense Payment."
1.2 That portion of each Supporter's obligation to make an Expense Payment shall automatically become a liability of the applicable Supporter and the right to such Expense Payment shall be an asset of the Company no later than the last business day of the applicable calendar quarter.  That portion of the Expense Payment for any calendar quarter shall, as promptly as possible, be: (i) paid by the Supporters to the Company in any combination of cash or other immediately available funds, and/or (ii) offset against amounts due from the Company to IIG, or the Adviser, or due from the Adviser to Apollo.
1.3 For purposes of this Agreement, "Available Operating Funds" means the sum of (i) the Company's net investment company taxable income (including net short-term capital gains reduced by net long-term capital losses), (ii) the Company's net capital gains (including the excess of net long-term capital gains over net short-term capital losses), and (iii) dividends and other distributions paid to or otherwise earned by the Company on account of investments in portfolio companies (to the extent such amounts listed in clause (iii) are not included under clauses (i) and (ii) above.)
1.4 For purposes of this Agreement, "Reimbursable Expenses" means all costs and expenses paid or incurred by the Company, as determined under generally accepted accounting principles, that are: (i) reimbursable pursuant to the Investment Advisory Agreement dated as of June 19, 2012 between the Adviser and the Company (the "Advisory Agreement"), (ii) reimbursable pursuant to the Administration Agreement dated as of June 19, 2012 between the Company and ICON Capital Corp., (iii) reimbursable pursuant to the Sub-Advisory Agreement dated as of June 26, 2012 between the Company, the Adviser, and the Sub-Adviser, (the "Sub-Advisory Agreement"), and (iv) paid or accrued by IIG on behalf of the Company and not otherwise already reimbursable pursuant to Section 1.4(i) or Section 1.4(ii) above.
2. Reimbursement of Expense Payments by the Company.
2.1 Following any calendar quarter in which Available Operating Funds exceed the cumulative distributions declared to the Company's shareholders in respect of such calendar quarter and such excess is intended to be used to pay expenses qualifying as a Reimbursable Expense (the amount of such excess being hereinafter referred to as "Excess Operating Funds"), the Company shall pay such Excess Operating Funds, or a portion thereof in accordance with Section 2.2, to the Supporters on a 50/50 basis or accrue such Excess Operating Funds as a liability until such time as all Expense Payments made by IIG or Sub-Adviser to the Company within three (3) years prior to the last business day of such calendar quarter have been reimbursed or waived. Any payments required to be made by the Company pursuant to this Section 2.1 shall be referred to herein as a "Reimbursement Payment."
2.2 The amount of the Reimbursement Payment for any calendar quarter shall equal the lesser of (i) the Excess Operating Funds in such calendar quarter, and (ii) the aggregate amount of all Expense Payments made by IIG and Sub-Adviser to the Company (or otherwise accrued by IIG and/or Sub-Adviser with respect to the Company) within three (3) years prior to the last business day of such calendar quarter that have not been previously reimbursed by the Company to IIG and/or Sub-Adviser.
2.3 The Company's obligation to make a Reimbursement Payment shall automatically become a liability of the Company and the proportionate right to such share of the Reimbursement Payment shall be an asset of IIG and Sub-Adviser no later than the last business day of the applicable calendar quarter. The Reimbursement Payment for any calendar quarter shall, as promptly as possible, be paid by the Company to the Supporters in any combination of cash or other immediately available funds. Any Reimbursement Payments shall be deemed to have reimbursed IIG and Sub-Adviser for Expense Payments in chronological order beginning with the oldest Expense Payment eligible for reimbursement under this Section 2.
3. Effective Date; Termination; Survival.
3.1 Effective Date. This Agreement shall become effective as of the date first set forth above.
3.2 Termination.
(i) Unless otherwise agreed by the parties, this Agreement shall terminate on December 31, 2016.
(ii) This Agreement may be terminated at any time, without the payment of any penalty, by the Company, IIG or Sub-Adviser, upon written notice to the Company.
(iii) This Agreement shall automatically terminate in the event of (a) the termination by the Company of the Advisory Agreement, (b) the termination by the Company or the Sub-Adviser of the Sub-Advisory Agreement, or (c) the board of directors of the Company makes a determination to dissolve or liquidate the Company.
(iv) Notwithstanding anything contrary set forth in this Agreement, if this Agreement terminates automatically pursuant to Section 3.2(iii) above, or, following a termination of this Agreement pursuant to Section 3.2(ii), an event described in Section 3.2(iii) occurs, the Company agrees to pay each Supporter an amount equal to all Expense Payments paid by such Supporter to the Company within three (3) years prior to the date of such termination pursuant to Section 3.2(iii) or the occurrence of such event, as applicable, and that have not been previously reimbursed by the Company to  such Supporter. Such repayment shall be made to each Supporter no later than thirty (30) days after such date of termination or the date of such event, as applicable.
3.3 Survival. Sections 3 and 4 of this Agreement shall survive any termination of this Agreement. Notwithstanding anything to the contrary, Section 2 of this Agreement shall survive any termination of this Agreement with respect to any Expense Payments that have not been reimbursed by the Company to the Supporters.
4. Miscellaneous.
4.1 Captions. The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.
4.2 Entire Agreement. This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof.
4.3 Interpretation. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be construed in accordance with the laws of the State of Delaware. For so long as the Company is regulated as a business development company under the 1940 Act, this Agreement shall also be construed in accordance with the applicable provisions of the 1940 Act. In such case, to the extent the applicable laws of the State of Delaware, or any provisions herein, conflict with the provisions of the 1940 Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company's Second Articles of Amendment and Restatement of the Articles of Incorporation and/or the Amended and Restated By-Laws, as each may amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.
4.4 Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.
4.5 Amendments and Counterparts. This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

CĪON INVESTMENT CORPORATION
By: /s/ Michael A. Reisner_____________________
Name:       Michael A. Reisner
Title:            Co-President & Co-Chief Executive Officer

ICON INVESTMENT GROUP, LLC
By: /s/ Mark Gatto___________________________
Name:       Mark Gatto
Title:            Co-President & Co-Chief Executive Officer

APOLLO INVESTMENT MANAGEMENT L.P.
By: /s/ Edward J. Goldthorpe___________________
Name:  Edward J. Goldthorpe
Title:    Vice President